UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report:  November 4, 2015

(Date of earliest event reported)

Invitae Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36847	27-1701898
(State or other jurisdiction of	(Commission File Number)	(I.R.S. employer
incorporation or organization)		identification number)

458 Brannan Street, San Francisco, California 94107

(Address of principal executive offices, including zip code)

(415) 374-7782
(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                                           Results of Operations and Financial Condition.

On November 5, 2015, Invitae Corporation (the “Company”) issued a press release announcing financial results for its fiscal quarter ended September 30, 2015. The full text of the press release is furnished as Exhibit 99.1 to this report.

The information in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 5.02                                           Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(d)

On November 4, 2015, the Company appointed Christine M. Gorjanc to serve as a member of its Board of Directors (the “Board”). Ms. Gorjanc was designated a Class I director and will stand for re-election at the next Annual Meeting of Stockholders. Ms. Gorjanc was also appointed to the Audit Committee as its new chair. In connection with Ms. Gorjanc’s appointment, the size of the Board was increased to five members.

Christine M. Gorjanc, 58, has served as the Chief Financial Officer of Netgear, Inc., a provider of networking products and services, since January 2008, where she previously served as Chief Accounting Officer from December 2006 to January 2008 and Vice President, Finance from November 2005 to December 2006. From September 1996 through November 2005, Ms. Gorjanc served as Vice President, Controller, Treasurer and Assistant Secretary for Aspect Communications Corporation, a provider of workforce and customer management solutions. From October 1988 through September 1996, Ms. Gorjanc served as the Manager of Tax for Tandem Computers, Inc., a provider of fault-tolerant computer systems. Prior to that, Ms. Gorjanc served in management positions at Xidex Corporation, a manufacturer of storage devices, and spent eight years in public accounting with a number of accounting firms. Ms. Gorjanc holds a B.A. in Accounting (with honors) from the University of Texas at El Paso and a M.S. in Taxation from Golden Gate University.

In connection with her appointment, Ms. Gorjanc entered into the Company’s standard form of indemnification agreement.

Ms. Gorjanc will receive compensation for her service as a non-employee director, as described under Item 8.01 of this Current Report on Form 8-K, which is incorporated into this Item 5.02 by reference.

Item 8.01                                           Other Events.

On November 4, 2015 and effective October 1, 2015, the Company adopted a new compensation policy for its non-employee directors. Pursuant to this new policy, non-employee directors are entitled to the compensation set forth below for their service as members of the Board.

Initial Equity Grants. Each non-employee director who joins the Board will receive an option to purchase 20,000 shares of the Company’s common stock, with 1/4 of the shares subject to the option vesting on the first anniversary of the director’s appointment or election to the Board and 1/48th of the shares subject to the option vesting on a monthly basis over the following three years, subject to the director’s continuous service as a member of the Board. The exercise price of these options will be the fair market value on the date of grant. If still vesting, the options will accelerate in full upon a change in control of the Company.

Annual Equity Grants. Each non-employee director who was serving on the Board as of the Company’s initial public offering in February of 2015, and with at least 12 months of continuous service as of each Annual Meeting of Stockholders, will be awarded, or in the case of the 2015 annual grants was granted on November 4, 2015, an option to purchase 10,000 shares of the Company’s common stock, with 1/12th of the shares subject to the option vesting monthly over one year. Vesting of the 2015 annual grants commenced on the date of the Company’s initial public offering. Non-employee directors with less than 12 months of continuous service as of an Annual Meeting of Stockholders will also be granted such an option, but with the amount of shares pro-rated to reflect their applicable portion of a full year of service. The exercise price of these options will be the fair market value on the date of grant. If still vesting, the options will accelerate in full upon a change in control of the Company.

Cash Compensation. Each non-employee director will also receive annual cash compensation for their service on the Board, payable quarterly in arrears. Non-employee directors will be paid a pro-rated amount to reflect their service. The unpaid amounts of these retainers are payable in full for the current fiscal year in the event of a change of control of the Company during that fiscal year. The annual retainer for service on the Board is $30,000, and the annual retainers for service on committees of the Board is as follows:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Chair:	$15,000	$10,000	$10,000
Member:	$5,000	$5,000	$5,000

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Invitae Corporation dated November 5, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 5, 2015

INVITAE CORPORATION

By:	/s/ Lee Bendekgey
Name:	Lee Bendekgey
Title:	Chief Financial Officer, General Counsel and Secretary